Concentra Biosciences, LLC SC TO-T

Exhibit 99(d)(2)

March 28, 2025

Tang Capital Management, LLC

Attn: Kevin Tang

Re:       Confidentiality Agreement

Dear Mr. Tang,

As you are aware, CARGO Therapeutics, Inc. (the “Company” or “we”) and Tang Capital Management, LLC and certain of their affiliates (collectively, “you” or “Tang”) desire to enter into discussions regarding a potential business transaction involving the Company (the “Discussions”). In connection with and to facilitate the Discussions, the Company or its representatives (as defined below) may make available to you or your representatives certain non-public information relating to proposed actions by the Board of Directors of the Company and the governance, business, financial condition, operations, initiatives and prospects of the Company and its subsidiaries (the “Confidential Information”). In consideration of being provided that information, you have agreed that you will use the Confidential Information solely for the purpose of the Discussions, and that you will not disclose the Confidential Information to any person in any manner whatsoever prior to August 5, 2025 (the “Termination Date”).

For purposes of this letter agreement, Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this letter agreement. For purposes of this letter agreement, references to the “representatives” of Tang or the Company shall include only their respective directors, officers, employees, legal counsel and financial and other advisors, as applicable. References to a “person” shall be broadly interpreted to include the media and any corporation, partnership, limited liability company, group, individual or other entity.

Further, you agree not to (nor shall you permit your representatives to), directly or indirectly, in any manner whatsoever, make any public statements or other disclosure (including any preliminary proxy or solicitation materials concerning the Company or Tang) with respect to the existence of this letter agreement, the fact that the Discussions are taking place or have taken place, the status, terms or conditions of the Discussions or any other statements concerning Tang and the Company (including statements concerning the Company’s business, strategies, capital resources and other matters) prior to the end of the Standstill Period (defined below) (except as specifically agreed or waived in writing by the Company).

You agree that, other than as required by law, for a period commencing on the date of execution in full of this letter agreement and ending on the earlier of: (a) 90 days after the date of execution of this letter agreement; or (b) the date that the Company or any third party unrelated to Tang publicly announces that it has entered into a definitive agreement for a transaction that, if consummated, would result in a sale of more than 50% of the capital stock or assets of the Company (the “Standstill Period”), unless expressly consented to or waived by the Company in writing, neither you nor any of your affiliates or representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly, effect or offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or assist, facilitate or encourage any other person to effect or offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial or derivative ownership thereof) of the Company, or rights or options to acquire any securities (or beneficial or derivative ownership thereof), (B) any tender or exchange offer, merger or other business combination involving the Company or (C) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or written consents with respect to any voting securities of the Company.

Between the date hereof and 4:00 P.M, Eastern Time, on the Termination Date, the Company shall, at its option, (a) file or furnish with the Securities and Exchange Commission (the “SEC”) a Form 8-K or other periodic report required or permitted to be filed under the Securities Exchange Act of 1934 (the “Exchange Act”), containing the Confidential Information provided by the Company or its representatives that (as determined by the Company) constitutes material nonpublic information (within the meaning of Regulation FD of the Exchange Act) or an appropriate summary thereof; (b) issue a press release containing the information that would have otherwise been included in the Form 8-K or other periodic report referred to in clause (a) if such Form 8-K or other periodic report was filed or furnished with the SEC; and/or (c) advise you in writing that any Confidential Information that is not the subject of a disclosure pursuant to the preceding clauses (a) or (b) is not, or no longer constitutes, material non-public information.

Notwithstanding the foregoing, you may disclose Confidential Information (i) to your representatives who need to know such Confidential Information, solely for the purpose of the Discussions (it being understood that such representatives shall be informed of the confidential nature of such Confidential Information and shall be directed by you to treat such Confidential Information confidentially in accordance with this letter agreement), and (ii) subject to the notice and cooperation provisions of this letter agreement, solely as and to the extent such disclosure is required by applicable law. Tang does not intend to take any actions that would require filing a Schedule 13D/A until a definitive agreement is reached. You agree to cause your representatives who receive Confidential Information to observe the terms and conditions of this letter agreement and, in any event, you shall be responsible for any breach by such representatives of the terms of this letter agreement applicable to such representatives.

If you are required by applicable law to disclose any Confidential Information, you will provide the Company with prompt written notice of such requirement and will cooperate with the Company to seek an appropriate protective order, minimize the required disclosure and/or obtain reasonable assurance that the existence and terms of the Confidential Information will be accorded confidential treatment.

The Company acknowledges that Tang is in the investment business. Subject to the terms of this letter agreement, including Tang’s obligations of confidentiality hereunder, this letter agreement shall not limit, restrict or impair the ability of Tang or its representatives to engage in transactions with respect to securities of any entity so long as such transactions would not violate applicable securities laws. The Company acknowledges and understands that Tang or its representatives may now or in the future evaluate, invest in or do business with competitors or potential competitors of the Company. Accordingly, nothing in this letter agreement will be construed as a representation or agreement that Tang or its representatives will not continue to evaluate, invest in or do business with competitors or potential competitors of the Company.

You acknowledge that (i) the Confidential Information may contain or may itself be, and the existence and terms of the Discussions may constitute, material non-public information concerning the Company, and (ii) the United States securities laws prohibit any person who has received material non-public information concerning the Company from purchasing or selling (including short-selling) securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell (including short-selling) such securities.

It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement and, accordingly, that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. You agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you further agree to waive any requirements for the securing or posting of any bond in connection with such remedy. For the avoidance of doubt, the termination of this letter agreement will not affect your liability for any breach of any provision of this agreement prior to such termination.

This letter agreement (i) shall be governed by the laws of the State of New York, without regard to conflict of laws principles thereof, (ii) may not be amended except in writing signed by Tang and the Company, (iii) is binding upon the parties hereto and their respective successors and assigns and (iv) may be executed in counterparts each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Please confirm your understanding and agreement to this letter agreement by signing and returning a copy of this letter agreement to the Company.

CARGO Therapeutics, Inc.

By:	/s/ Halley E. Gilbert
Name: Halley E. Gilbert
Title: Chief Legal Officer

Acknowledged and Agreed to

this 28 day of March, 2025

Tang Capital Management, LLC

By:	/s/ Kevin Tang
Name: Kevin Tang
Title: President

4